Exhibit 99.01

Press Release Details

Symantec Announces CFO Transition

11/03/2016

Thomas Seifert to Step Down as CFO; Nick Noviello, Former Blue Coat CFO, Appointed CFO

Effective December 1, 2016

MOUNTAIN VIEW, Calif.—(BUSINESS WIRE)—Symantec Corp. (NASDAQ:SYMC) today announced that Thomas Seifert, Executive Vice President and Chief Financial Officer, has informed the Board of Directors of his plans to step down as CFO at the end of the month. Mr. Seifert, who has led Symantec’s finance organization since March 2014, will continue to serve in an advisory capacity until March 2017 to facilitate a smooth transition of responsibilities.

Symantec’s Board of Directors has appointed Nick Noviello, formerly CFO of Blue Coat, as Executive Vice President and CFO effective December 1, 2016. Mr. Noviello has overseen company-wide integration following the completion of Symantec’s acquisition of Blue Coat. As CFO, he will continue to report to Greg Clark, Symantec CEO.

On behalf of Symantec’s Board of Directors, Chairman Daniel H. Schulman said, “Thomas has been a valued partner to the entire Board and management team. He has led many of our key initiatives, including the acquisition of Blue Coat, the $7 billion divestiture of Veritas, the implementation of Symantec’s $5.5 billion capital return program and the execution of our $400 million cost-efficiency initiative. We thank him for his significant contributions toward transforming Symantec into a strong company well-positioned to accelerate our strategy and achieve our financial targets.”

“Thomas has been a tremendous asset to Symantec,” said Greg Clark, Symantec CEO. “His financial and operational experience has been instrumental in successfully executing the Blue Coat acquisition, including the integration efforts, and in establishing Symantec’s solid financial foundation, as demonstrated by our second quarter results reported today. It has been an honor to work alongside Thomas, and all of us at Symantec wish him the very best.”

“I joined Symantec as CFO in order to lay the groundwork for Symantec’s strategic and financial transformation, and I’m proud of the incredible progress we have made,” said Mr. Seifert. “Symantec is now the leading pure play cyber security company and in a strong financial position, and this is the right time for me to tackle a new challenge. I’m grateful for the support of my colleagues and the talented team at Symantec and am fully committed to ensuring a smooth transition.”

Commenting on Mr. Noviello’s appointment, Mr. Clark said, “I’m pleased to welcome Nick as Symantec’s next CFO. In addition to his extensive technology background and public-company, financial and operational leadership experience, he brings an acute understanding and appreciation for Symantec’s outstanding people and the critical threat protection we provide for our customers in today’s increasingly complex security landscape. I have been continually impressed by Nick’s leadership, both at Blue Coat and throughout the integration process, and am confident that he will be an excellent CFO for Symantec during our next phase of growth as we strengthen our position as the clear leader in cyber security.”

Nick Noviello joined Symantec as chief integration officer in August 2016, following its acquisition of Blue Coat. Prior to joining Symantec, Mr. Noviello served as CFO of Blue Coat, leading its finance, information technology, human resources, manufacturing, and supply chain teams. Previously, Mr. Noviello was executive vice president, finance and operations, and CFO for NetApp, a publicly traded global data management and storage company, from January 2012 through December 2015. From January 2008 until January 2012, Mr. Noviello held a variety of progressing finance positions at NetApp, including Controller and Global Controller. Prior to joining NetApp, he spent eight years at Honeywell International, where he was CFO of two global business units, ran investor relations and was a leader on the corporate mergers and acquisitions team. Mr. Noviello started his career at PricewaterhouseCoopers. Mr. Noviello is a Certified Public Accountant, and holds a B.S. degree in business administration from Boston University and an M.S. degree in taxation from Fairleigh Dickinson University.

In a separate press release issued today, Symantec announced financial results for its second quarter of fiscal year 2017.

About Symantec

Symantec Corporation (NASDAQ: SYMC), the world’s leading cyber security company, helps organizations, governments and people secure their most important data wherever it lives. Organizations across the world look to Symantec for strategic, integrated solutions to defend against sophisticated attacks across endpoints, cloud and infrastructure. Likewise, a global community of more than 50 million people and families rely on Symantec’s Norton suite of products for protection at home and across all of their devices. Symantec operates one of the world’s largest civilian cyber intelligence networks, allowing it to see and protect against the most advanced threats. For additional information, please visit www.symantec.com or connect with us on Facebook, Twitter, and LinkedIn.

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news.

Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements regarding the Company’s leadership transition plan and the expected benefits to Symantec, its customers, stockholders and investors from the acquisition of Blue Coat, Inc. (“Blue Coat”), including without limitation expected growth, cross-sell and upsell opportunities, earnings accretion and cost savings, statements regarding the share repurchase program and cost reduction, integration and synergy efforts. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: the potential impact on the businesses of Blue Coat and Symantec due to uncertainties in connection with the acquisition; the retention of employees of Blue Coat and the ability of Symantec to successfully integrate Blue Coat and to achieve expected benefits; general economic conditions; fluctuations and volatility in Symantec’s stock price; the ability of Symantec to successfully execute strategic plans; the ability to maintain customer and partner relationships; general economic conditions; anticipated growth of certain market segments; our sales pipeline and business strategy; fluctuations in tax rates and currency exchange rates; the timing and market acceptance of new product releases and upgrades; and the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Symantec assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Symantec’s Form 10-K for the fiscal year ended April 1, 2016 and the Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2016.

View source version on businesswire.com:http://www.businesswire.com/news/home/20161103006692/en/

Source: Symantec Corp.

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